Exhibit 5.1

BAHNSEN LEGAL GROUP, PLLC

Attorneys at law

November 7, 2022

FreeCast, Inc.

6901 TPC Drive, Suite 200
Orlando, Florida 32822

Re:	FreeCast, Inc.

Registration Statement on Form S-1 (Registration No. 333-236482)

Ladies and Gentlemen:

We have acted as special counsel to FreeCast, Inc., a Florida corporation (the “Company”), in connection with the proposed issuance of up to 4,968,000 shares of common stock, $0.0001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2020 (Registration No. 333-236482) (as amended or supplemented, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

In rendering the opinion stated herein, we have examined such matters of fact and questions of law as we have considered appropriate in order to render such opinion, including examination of the following: (1) the Company’s Amended and Restated Articles of Incorporation; (2) the Company’s Amended and Restated Bylaws; (3) the Registration Statement, together with the exhibits filed as a part thereof; and (4) the Underwriting Agreement to be entered between the Company and Maxim Group LLC. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as to factual matters, including the factual representations and warranties contained in the Underwriting Agreement, without having independently verified such factual matters. We are opining herein as to the Florida Business Corporation Act (the “FBCA”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the form of Underwriting Agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the FBCA.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bahnsen Legal Group, PLLC

Bahnsen Legal Group, PLLC 131 NE 1st Avenue, Suite 100, Boca Raton, Florida 33432

Phone: 407-808-5700 Email: jeff@bahnsenlaw.com